Exhibit 5.1

Zug	Dr. Ralph Malacrida	Yasmine Sabeti	Stefan Bachmann	Claudia Peter	Lugano	Konsulenten
Michael Trippel	Eric Stupp	Philippe A. Huber	Dr. Till Spillmann	Roman Huber	Dr. Felix R. Ehrat	Dr. Thomas Bär
Thomas Stoltz°	Michele Bernasconi	Thomas Rohde	Tamer Dürr	Laura Widmer	Paolo Bottini*	Dr. Robert Karrer
Philippe Strub	Dr. Daniel U. Lehmann*°°	Sten E. D. Rasmussen	Dr. Luca Jagmetti	Delphine Pannatier	Dr. Cesare Jermini	Dr. Hans-Ulrich Freimüller
Othmar Aeschi°	Dr. Markus Wang	Barbara Lautenschlager	Phyllis Scholl	Céline P. Schmidt	Massimo Vanotti	Dr. Peter J. Kienast
Dr. Andreas Sidler°	Tina Wüstemann	Salvatore Iacangelo	Corina Gilbert-Jucker		Andrea Gamba	Dr. Marc Blessing
Patrik Odermatt	Dr. Andreas J. Bär	Dr. Michael G. Noth	Dr. Daniel Leu	Genf	Dr. Gilles Benedick	Dr. Robert E. Züllig
	Matthew T. Reiter	Urs Kägi	Dr. Charlotte Wieser	Christophe Buchwalder	Nicola Bernardoni	Prof. Dr. Marc Amstutz
Zürich	Roland Truffer	Ariane Riedi Wirth	Paula Alonso	Dr. Cédric Chapuis	Andrea Visani	Stephanie Comtesse
Dr. Christian Steinmann	Dr. Corrado Rampini	Dr. Rashid Bahar	Dr. Manuel Arroyo	Saverio Lembo
Dr. Nedim Peter Vogt	Dr. Dieter Dubs°°	Andrea B. Bolliger*	Andrea C. Widmer	Anne Valérie Julen Berthod
Dr. Felix R. Ehrat	Dr. Thomas U. Reutter	Dr. Mariel Hoch Classen	Katalyn Billy	Ludivine Boisard
Prof. Dr. Rolf Watter	Dr. Mani Reinert	Astrid Gilli	Barbara Messmer	Rita Karam
Daniel Hochstrasser	Dr. Christoph Neeracher	Lukas Roesler	Tina Balzli	Dr. Andrew M. Garbarski
Peter Reinarz*	Dr. René Schwab	Michael Barrot	Nicola Bernardoni	Marie-Christine Balzan
Dr. Andreas Länzlinger	Flavia I. Bieri Bürge	Andrea Boog	Dr. Christoph O. Schmid*
Urs Brügger	Dr. Peter Hsu	Nadja Jaisli	Nina Probst

*	Eidg. Dipl. Steuerexperte
°	Notar / Notarin
°°	nicht als Rechtsanwalt / Rechtsanwältin zugelassen

Foster Wheeler AG c/o Foster Wheeler Inc. Perryville Corporate Park Clinton, New Jersey 08809-4000 USA Zug, 9 February 2009

Foster Wheeler AG

Ladies and Gentlemen

We have acted as special Swiss legal counsel to Foster Wheeler AG (the “Company”), a stock corporation (Aktiengesellschaft) organized under Swiss law with its registered office in Zug in connection with the re-domestication of the parent company of the Foster Wheeler group of companies pursuant to a scheme of arrangement (the “Scheme”) under Section 99 of the Companies Act 1981 of Bermuda sanctioned by the Supreme Court of Bermuda on 30 January 2009.

This opinion is being rendered at the request of the Company in connection with the post-effective amendment no. 1 to the Registration Statement on Form S-8 (no. 33-34694), the post-effective amendment no. 2 to the Registration Statement on Form S-8 (no. 333-25945), the post-effective amendment no. 2 to the Registration Statement on Form S-8 (no. 33-59739), the post-effective amendment no. 1 to the Registration Statement on Form S-8 (no. 333-77125), the post-effective amendment no. 1 to the Registration Statement on Form S-8 (no. 333-88912), the post-effective amendment no. 1 to the Registration Statement on Form S-8 (no. 333-101524), the post-effective amendment no. 2 to the Registration Statement on Form S-8 (no. 333-119308) and the post-effective amendment no. 1 to the Registration Statement on Form S-8 (no. 333-134592)

Bär & Karrer	Zug	Zürich	Genf	Lugano	www.baerkarrer.ch
Rechtsanwälte	Bär & Karrer AG	Bär & Karrer SA	Bär & Karrer SA	Bär & Karrer AG
	Baarerstrasse 8	Brandschenkestrasse 90	12, quai de la Poste	Via Vegezzi 6
	CH-6301 Zug	CH-8027 Zürich	CH-1211 Genève 11	CH-6901 Lugano
	Tel. +41 (0)58 261 59 00	Tel. +41 (0)58 261 50 00	Tel. +41 (0)58 261 57 00	Tel. +41 (0)58 261 58 00
	Fax +41 (0)58 261 59 01	Fax +41 (0)58 261 50 01	Fax +41 (0)58 261 57 01	Fax +41 (0)58 261 58 01	Eingetragen im
	zug@baerkarrer.ch	zuerich@baerkarrer.ch	geneve@baerkarrer.ch	lugano@baerkarrer.ch	kantonalen Anwaltsregister

filed with the U.S. Securities and Exchange Commission on or about 9 February 2009 (all together the “Post-Effective Amendment”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, of an aggregate of 9,577,017 registered shares in the Company, each share having a par value of CHF 3 (the “Shares”).

126,382,580 registered shares of the Company, each with a par value of CHF 3 (the “New Shares”) were subscribed by Foster Wheeler Ltd., Bermuda (“FW Bermuda”) acting on behalf of its shareholders in connection with and under the Scheme.

The Company further agreed to assume all obligations under Equity Compensation and Benefit Plans of the Foster Wheeler group and assumed with resolution of the board of directors dated 28 January 2009 the obligation under the Omnibus Incentive Plan and the other Equity Compensation and Benefit Plans (the “Plans”). To facilitate the delivery of shares to be issued in case of exercise of options granted under the Plans out of the Company’s conditional share capital there is a letter agreement between the Company and Bank Vontobel dated as of 9 February 2009 (the “Letter Agreement”).

I                                   Documents

In arriving at the opinion below, we have exclusively relied on the following documents:

a)                              an extract from the Commercial Register of the Canton of Zug in respect of the Company, certified by such Commercial Register to be up-to-date as of 9 February 2009 (the “Excerpt”);

b)                             a copy of the articles of association of the Company dated 9 February 2009 (the “Articles”) certified by the Commercial Register of Zug as of 9 February 2009 to correspond to the latest version deposited with such Commercial Register;

c)                              a copy of the public deed regarding the incorporation of the Company dated 18 November 2008;

d)                             a copy of the subscription form dated 15 November 2008 regarding 33,334 shares of the Company with a total nominal value of CHF 100,002;

e)                              a copy of the subscription form dated 9 February 2009 regarding 126,382,580 shares of the Company with a total nominal value of CHF 379,147,740;

f)                                a pdf copy of the contribution in kind agreement entered into between FW Bermuda, acting on behalf of its shareholders and the Company (the “Agreement”) regarding the contribution in kind by FW Bermuda of 1,000 shares of FW Bermuda (the “Contribution”), to the Company in return for the New Shares;

g)                             a pdf copy of the extract from the minutes of the meeting of the board of directors held on 28 January 2009 regarding (i) the Agreement and (ii) the Plans (the “Board Resolutions”);

h)                             a pdf copy of the Letter Agreement dated 5 February 2009 and countersigned by Bank Vontobel AG, Zurich on 6 February 2009;

i)                                 a copy of the public deed regarding the resolutions of the extraordinary shareholders’ meeting of the Company dated 9 February 2009 resolving to increase the share capital of the Company by CHF 379,147,740 consisting of 126,382,580 shares of the Company with a nominal value of CHF 3 each;

j)                                 a copy of the public deed regarding the resolution of the board of directors of the Company dated 9 February 2009 regarding the share capital increase by CHF 379,147,740 consisting of 126,382,580 shares of the Company with a nominal value of CHF 3 each (i.e. the New Shares); and

k)                              a pdf copy of an affidavit signed by Christian Luthi dated 6 February 2009 confirming that the Scheme became effective under Bermuda law.

II                               Assumptions

In rendering this opinion, we have assumed:

a)                              that all documents submitted to us as copies are complete and conform to their originals and such originals are authentic;

b)                             that all signatures on such documents are genuine;

c)                              that the information contained in the documents referred to in section I above and the Scheme was true when made and still is true and correct as of the date of this opinion letter and that no amendments have been made to any of these documents;

d)                             the correctness of all factual representations and factual information given in connection with the Agreement, the Letter Agreement, the Plans, the Scheme and any other documents submitted to us (other than those facts to which this opinion letter expressly relates);

e)                              each party to the Agreement, the Letter Agreement and the Plans (other than the Company) is a company or legal entity duly organized, validly existing and, if applicable, in good standing under all laws applicable to each of them;

f)                                each party to the Agreement, the Letter Agreement and the Plans(other than the Company) has the capacity, power and authority to execute and perform the respective Agreement and/or Plan;

g)                             the Agreement, the Letter Agreement and the Plans have been duly authorized and validly signed, executed and delivered by and to each of the parties thereto (other than by the Company);

h)                             the Plans constitute legal, valid, binding and enforceable obligations of the parties thereto under the governing law;

i)                                 that the board meeting held on 28 January 2009, during which the Board Resolutions were adopted, was duly convened;

j)                                 all authorizations, approvals, consents, licenses, exemptions and other requirements, other than those required under the laws of Switzerland, for the legality, validity and enforceability of the Agreement, the Letter Agreement and the Plans have been duly obtained and are and will remain in full force and effect;

k)                              that there is no provision of the law of any jurisdiction, other than Switzerland, which would have any implications in relation to the opinions expressed herein;

l)                                 none of the parties to the Agreement (other than the Company) has passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of any party, and that no receiver, trustee in bankruptcy, administrator or similar officer has been appointed in relation to any of the parties or any of their assets or revenues;

m)                           that the Scheme is effective under Bermuda law and the obligations of the parties to the Scheme are legal, valid, binding and enforceable under the laws of Bermuda and that all pre-conditions according to clause 27 of the Scheme and article 6 of the Agreement are fulfilled;

n)                             that in connection with and under the Scheme the Company became the legal owner of the Contribution, free and clear of any and all rights of third parties and that FW Bermuda is under no obligation to issue any other shares to any other party than the 1,000 shares issued to the Company in accordance with the Scheme;

o)                             that the fair market value of the Contribution (i.e. the 1,000 shares of FW Bermuda) as of 9 February 2009 at least equals the total issue price payable for the New Shares;

p)                             that all existing common shares of FW Bermuda have been cancelled by operation of law as at the Transaction Time (as defined in the Scheme);

q)                             that immediately following the cancellation of the existing common shares of FW Bermuda 1,000 new common shares of FW Bermuda were issued to the Company;

r)                                that upon the issue of the 1,000 new shares to the Company, FW Bermuda became a wholly owned subsidiary of the Company;

s)                              that the exercise of the options granted under the Plans will be conducted in the manner described in the Plans;

t)                                that the Company has sufficient conditional share capital to issue the required number of new shares of the Company to be delivered to option holders exercising options granted under the Plans;

u)                             that the issue of the new shares of the Company upon exercise of options granted under the Plans will (i) be in accordance with the terms and the procedures described in the Plans and the Letter Agreement and (ii) that the exercise price payable under the plans is paid to the bank account of Bank Vontobel AG, Zurich identified in the Letter Agreement; and

v)                             that (i) the requisite reports of the Company’s auditors according to Article 653f of the Swiss Code of Obligations (the “CO”), (ii) the amendments of the Articles according to Article 653g CO, and (iii) the entry of the share capital increase into the Commercial Register of the Canton of Zug will be given or made.

III                           Opinion

Based on the foregoing assumptions and subject to the qualifications set out under section IV below, we are of the opinion that:

a)                              the Company is validly existing as a corporation (Aktiengesellschaft) under the laws of Switzerland with a share capital of CHF 379,247,742 divided into 126,415,914 registered shares with a nominal value of CHF 3 each and, according to the relevant Excerpt, the Company is not in bankruptcy; and

b)                             the Shares when issued and paid for in accordance with the terms and conditions of the applicable Plan, the Letter Agreement and the Articles and, provided the issue price for such Shares has been fully paid in, will be validly issued, fully paid-in and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

IV               Qualifications

The opinions expressed herein are limited to questions arising under the laws of Switzerland. We express no opinion as to the laws of any other jurisdiction. Further the opinions expressed herein are subject to the effect of Swiss laws on forced debt collection and insolvency and of Swiss laws and rules of civil procedure, as applied to creditors and debtors and claimants and defendants generally. Other qualifications to which this opinion is subject are as follows:

a)                              our opinion is solely based on the documents mentioned in section I above and on the assumptions mentioned in section II above.

b)                             except as expressly otherwise stated elsewhere in this opinion letter, no opinion is expressed as to the accuracy of the representations and warranties set out in any documents mentioned in Section I;

c)                              in making references to the terms of agreements or other documents, no opinion is expressed as to whether and to what extent these are sufficiently specified or leave room for interpretation which may, as the case may be, become a matter of the discretion of the courts or an arbitral tribunal;

d)                             no opinion is given on the correctness, accuracy or suitability of the valuation of the Contribution (i.e. the 1,000 shares of FW Bermuda) which was contributed to the Company;

e)                              no opinion is rendered as to any matters relating to taxation; and

f)                                in this opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language; the concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; this opinion letter may, therefore, only be relied upon under the expressed condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court.

We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended and we express no opinion herein as to whether the Post Effective Amendment is accurate, true, correct, complete and not misleading.

This opinion letter is rendered solely to the persons to whom it is addressed and for the purpose of the transaction herein referred to. It may not be used, circulated, quoted, referred to or relied upon by any person other than the persons to whom it is addressed nor for any other purpose without our prior written consent in each instance.

This opinion is strictly limited to the matters stated in it and does not apply by implications to other matters. We do not assume any obligation to inform you of any facts or circumstances occurring or coming to our attention subsequently to the date of this letter and which might have an impact on any matters addressed in our opinions given herein.

Yours sincerely,

Bär & Karrer AG

Michael Trippel